EXHIBIT 10.31

Execution Version

Investment Agreement

Pieris AG, Freising, Germany

dated October 10, 2014

by and among

1.	Pieris AG, whose principal place of business is at Lise-Meitner-Str. 30, 85354 Freising, Germany (the “Company”), represented by its management board, consisting of Stephen Yoder, and its supervisory board, being represented by its chairman, Dr. Hans A. Küpper;

2.	Stephen Yoder, being the sole member of the management board of the Company;

3.	The persons listed in Exhibit A who are the existing shareholders in the Company (jointly “Existing Shareholders”);

and

4.	The persons listed in Exhibit B who are the (i) future shareholders in the Company and (ii) Existing Shareholders investing in this financing round along with the future shareholders with regard to their new preferred shares series C (jointly “Investors” or “Holders of Preferred Shares Series C”).

The Existing Shareholders and the Investors shall jointly be referred to as the “Shareholders”. The Shareholders, the Company and Stephen Yoder shall jointly be referred to as the “Parties”.

Preamble

A.	The Shareholders are the current and future shareholders of the Company, which is registered in the commercial register of the local court of Munich (hereinafter referred to as the “Commercial Register”) under no. HRB 133223. The object of the Company is the biotechnological research and development and the distribution of applications of the research results.

B.

With regard to the Company a series of rounds of financing providing for equity capital were closed and corresponding agreements were entered into, in particular the Investment Agreement and the Shareholders Agreement both dated October 23, 2002, the Investment Agreement dated October 14, 2004 (file no. V 2519/2004 of the notary Dr. Oliver Vossius, Munich), the Investment Agreement and the Shareholders Agreement both dated November 13,

2006, the Investment Agreement and Consolidated Shareholders’ Agreement both dated March 26, 2008 as well as the Consolidated Shareholders’ Agreement 2012 dated November 12, 2012 (jointly the “Existing Agreements”). All Existing Agreements will be consolidated and replaced by a new consolidated shareholders’ agreement 2014 attached hereto as Exhibit C (the “CSA 2014”).

C.	The Company’s share capital currently amounts to EUR 979,701.00 and is divided into 59,993 common shares, 324,313 preferred shares series A, 132,432 preferred shares series A-1 and 462,963 preferred shares series B. All shares are non-par value shares with a portion of the Company’s share capital (anteiliger Betrag des Grundkapitals) of EUR 1.00 each, and are in registered form.

D.	The current shareholding is as follows:

Name of Existing Shareholder	Number of Common Shares	Number of Preferred Shares Series A	Number of Preferred Shares Series A-1	Number of Preferred Shares Series B
Prof. Skerra Beteiligungsgesellschaft mbH	43.663
Dr. Steffen Schlehuber	1.162
Claus Schalper	870
Dr. Karsten Schürrle	584
MAPO Beteiligungsgesellschaft mbH	5.664
BioM Aktiengesellschaft Munich BioTech Development	2.950			1.852
BioM Venture Capital GmbH & Co. Fonds KG	1.870	40.537	8.277	5.926
TransConnect Unternehmensberatungs- und Beteiligungs AG	3.230	6.755	2.570	6.189
The Global Life Science Ventures Fonds II GmbH & Co. KG		45.606	17.358	31.035
The Global Life Science Ventures Fund II LP		35.474	13.501	24.139
Gilde Europe Food & Agribusiness Fund B.V.		81.080	30.858	55.174
BayTech Venture Capital GmbH & Co. KG		60.812	9.312	9.312
Coöperatieve AAC LS U.A.		54.049	14.070	33.575
KfW			22.973	11.324
Technologie Beteiligungsfonds Bayern II GmbH & Co. KG			13.513	6.659
OrbiMed Private Investments III, LP				183.438
OrbiMed Associates III, LP				1.747
Novo Nordisk A/S				92.593

Total	59.993	324.313	132.432	462.963

	979.701

TransConnect Unternehmensberatungs- und Beteiligungs AG became a shareholder in the Company by way of merger (Verschmelzung) with the former shareholder TransConnect Corporate Finance Beratungs GmbH taking

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over all of its rights and duties as a shareholder in the Company in accordance with a merger agreement dated July 25, 2014, registered with the competent commercial register of TransConnect Unternehmensberatungs- und Beteiligungs AG on September 11, 2014.

E.	On November 12, 2012, as amended in March 2014, and on April 14, 2014, the Company and the Existing Shareholders entered into agreements regarding convertible bridge loans (Wandeldarlehen) (jointly the “Loan Agreements”) totaling to a loan amount of EUR 4,000,000.00 (the “Convertible Loans”). The lending Existing Shareholders (jointly the “Lending Shareholders”) have provided to the Company loan facilities under the Convertible Loans, which are currently outstanding as follows:

Lending Shareholder	Advanced Loan Amount 2012 in EUR	Advanced Loan Amount 2014 in EUR
OrbiMed Private Investments III, LP	492.113	797.987
OrbiMed Associates III, LP	4.687	5.001
Novo Nordisk A/S	199.606	199.606
TransConnect Unternehmensberatungs- und Beteiligungs AG	50.285	53.659
BioM Aktiengesellschaft Munich BioTech Development	164.751	13.747
The Global Life Science Ventures Fonds II GmbH & Co. KG	252.173	168.746
The Global Life Science Ventures Fund II LP	196.145	131.254
Gilde Europe Food & Agribusiness Fund B.V.	421.015	300.000
BayTech Venture Capital GmbH & Co. KG	0	200.000
Coöperatieve AAC LS U.A.	219.225	130.000

Total	2.000.000	2.000.000

	4.000.000

In the course of this financing round (the “2014 Financing Round”) the Lending Shareholders will convert the Convertible Loans into new preferred shares series C of the Company by way of contribution of the respective claim for repayment of the outstanding loan facilities (the “Repayment Claims”) into the capital reserves of the Company.

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F.	The Company seeks further growth financing amounting to a total of up to EUR 4,970,149.15 in new money (equaling USD 6,660,000; not taking into account the Convertible Loans) in the 2014 Financing Round, which is divided into two tranches, by the issuance of new preferred shares series C. The Investors are prepared to commit the first tranche in the amount of EUR 3,552,646.44 (equaling USD 4,760,546.23) as additional equity capital under the terms of this investment agreement (“Investment Agreement”) as follows:

Investor	Total Investment in EUR
OrbiMed Private Investments III, LP	1.819.978,03
OrbiMed Associates III, LP	17.333,90
Cadila Healthcare Ltd. (“Zydus”)	1.492.537,31
TransConnect Unternehmensberatungs- und Beteiligungs AG	47.797,20
BayTech Venture Capital GmbH & Co. KG	175.000,00

Total	3.552.646,44

As part of the first tranche of the 2014 Financing Round, OrbiMed Private Investments III, LP will pay the aggregate amount of the total issue price of the new shares to be issued to the Lending Shareholders Novo Nordisk A/S, BioM Aktiengesellschaft Munich BioTech Development, The Global Life Science Ventures Fonds II GmbH & Co. KG, The Global Life Science Ventures Fund II LP, Gilde Europe Food & Agribusiness Fund B.V. and Coöperatieve AAC LS U.A. (jointly the “Lenders”) for the contribution of the respective Repayment Claims on behalf of and to the benefit of the Lenders in exchange for these Lenders contributing a corresponding portion of the Repayment Claims into the capital reserves of the Company on behalf of and to the benefit of OrbiMed Private Investments III, LP.

G.	A new authorized capital 2014 (Genehmigtes Kapital 2014) will be created for the second tranche of the 2014 Financing Round amounting to up to EUR 1,417,502.71 (equaling USD 1,899,454) as additional equity capital and the management board with the approval of the supervisory board of the Company shall be authorized to invite Shareholders and/or new investors to subscribe for new preferred shares series C to be issued in this second tranche.

H.

The Parties intend to regulate their relationship as current and future shareholders of the Company by entering into a separate shareholders’ agreement, the CSA 2014. The CSA 2014 shall form an integral part of this Investment Agreement. Capitalized terms used but not defined herein shall

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have the same meaning as given to them in the CSA 2014. Upon this Investment Agreement and the CSA 2014 coming into force, all prior agreements between the undersigning parties regulating their relationship as shareholders of the Company, including but not limited to the Existing Agreements and the Loan Agreements, shall be terminated and finally superseded, except for the cooperation agreements of the Company currently in effect with (i) KfW or Technologie Beteiligungsfonds Bayern II GmbH & Co. KG respectively and (ii) The Global Life Science Ventures Fonds II GmbH & Co. KG and The Global Life Science Ventures Fund II Limited Partnership, respectively.

I.	It is the common intention of the Shareholders that the shares of the Company are listed on a stock exchange or the Company is sold to a third party in due course.

NOW, THEREFORE, the Parties hereby enter into the following Investment Agreement:

Sec. 1

First Tranche Capital Increase

1.	The Existing Shareholders shall resolve unanimously and with the votes of all Existing Shareholders in a shareholders’ meeting to be held in the form of a plenary meeting (Vollversammlung) immediately after the signing of this Investment Agreement and the CSA 2014 (the “Shareholders’ Meeting”) to increase the share capital of the Company from EUR 979,701.00 by EUR 1,629,469.00 to EUR 2,609,170.00 in return for cash contributions by the issuance of 1,629,469 new preferred shares series C (the “First Tranche”), each in registered form, which shall be issued as non-par value shares with a portion of the Company’s share capital (anteiliger Betrag des Grundkapitals) of EUR 1.00 each, and to restate the articles of association (Satzung) of the Company, a draft of the restated articles of association is attached hereto as Exhibit 1.1. The new shares shall be issued for the amount of EUR 1.00 per new share (total issue price). The new shares shall have the right to participate in profits as from January 1, 2014. The new preferred shares series C shall have the rights, preferences and privileges as set forth in the restated articles of association attached hereto as Exhibit 1.1.

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2.	To the exclusion of the Existing Shareholders’ subscription rights, the Investors shall be invited and obliged to subscribe for the new preferred shares series C under this Sec. 1 as follows:

Investor	Preferred Shares Series C (number)
OrbiMed Private Investments III, LP	621.577
OrbiMed Associates III, LP	5.375
Zydus	247.310
Novo Nordisk A/S	103.296
TransConnect Unternehmensberatungs- und Beteiligungs AG	34.860
BioM Aktiengesellschaft Munich BioTech Development	55.625
The Global Life Science Ventures Fonds II GmbH & Co. KG	114.060
The Global Life Science Ventures Fund II LP	88.717
Gilde Europe Food & Agribusiness Fund B.V.	194.028
BayTech Venture Capital GmbH & Co. KG	68.755
Coöperatieve AAC LS U.A.	95.866

Total	1.629.469

3.	Each of the Shareholders undertakes individually for himself vis-à-vis each other Shareholder, to do or cause to be done everything necessary or appropriate to implement the measures agreed in this Sec. 1. Thus, the Existing Shareholders undertake in particular to co-operate in the increase of the share capital and the restatement of the articles of association as described by exercising their voting rights in the Shareholders’ Meeting and in the special resolutions of the different classes of shares accordingly and to waive the subscription rights to which they are entitled for the subscription to new preferred shares series C to the extent described.

4.	Each of the Holders of Preferred Shares Series C undertakes individually for himself vis-à-vis each of the Shareholders, to subscribe and to take over the new preferred shares series C to the extent as stated for him in the table in Sec. 1 para. 2 above immediately after the end of the Shareholders’ Meeting and to pay in full and in cash the respective aggregate amount of the total issue price of EUR 1.00 per newly issued preferred share series C subscribed by them under Sec. 1 para. 2 above, respectively, within ten bank working days in Frankfurt/Main, Germany after such Holder of Preferred Shares Series C has subscribed for the new preferred shares series C; provided, however, that OrbiMed Private Investments III, LP undertakes vis-à-vis the Lenders to pay in time the following amounts on account of the aggregate amount of the total issue price of EUR 1.00 per newly issued preferred share series C to be issued to and subscribed for and taken over by the Lenders under para. 2 above (Tilgungsbestimmung gem. § 267 BGB):

Payment on behalf of and to the benefit of (Name of Lender)	Aggregate Amount of the Total Issue Price in EUR
Novo Nordisk A/S	103.296
BioM Aktiengesellschaft Munich BioTech Development	55.625
The Global Life Science Ventures Fonds II GmbH & Co. KG	114.060
The Global Life Science Ventures Fund II LP	88.717
Gilde Europe Food & Agribusiness Fund B.V.	194.028
Coöperatieve AAC LS U.A.	95.866

Total	651.592

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5.	Payments on the total issue price of EUR 1.00 per newly issued preferred share series C shall be made exclusively to the following special account of the Company for the increase of the share capital (the “Special Account”):

Account Holder:	Pieris AG
Bank:	Deutsche Bank München
IBAN:	DE82 7007 0010 0210 4248 01
BIC:	DEUTDEMMXXX
Reference:	Share Capital / First Tranche

The Special Account will be opened solely for this purpose and must not be used for other transactions or payments prior to the aforementioned payments. The Special Account must not have a debit balance immediately prior to the aforementioned payments being effected, so that the Company’s management board can freely dispose of the amounts paid (cf. §§ 188, 36, 36a, 37 German Stock Corporation Act, AktG).

6.	The subscriptions shall become non-binding if the consummation (Durchführung) of the First Tranche has not been registered in the Commercial Register on or before six months after the Shareholders’ Meeting, in which case the Investors shall have the (additional) right to request the renewal of the First Tranche and the subscription. After subscription and taking over of the new preferred shares series C as described in this Sec. 1 and receipt of the total issue price under this Sec. 1 from the Investors, the Company shall without undue delay (unverzüglich) apply for registration of the First Tranche and its consummation as well as the restated articles of association with the Commercial Register and shall take all actions and make all declarations necessary or appropriate for the First Tranche and the restated articles of association to become effective.

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7.	After the First Tranche has become effective to the full extent, the share capital of the Company will be held by the Shareholders as follows:

Name of Shareholder	Number of Common Shares	Number of Preferred Shares Series A	Number of Preferred Shares Series A-1	Number of Preferred Shares Series B	Number of Preferred Shares Series C
Prof. Skerra Beteiligungsgesellschaft mbH	43.663
Dr. Steffen Schlehuber	1.162
Claus Schalper	870
Dr. Karsten Schürrle	584
MAPO Beteiligungsgesellschaft mbH	5.664
BioM Aktiengesellschaft Munich BioTech Development	2.950			1.852	55.625
BioM Venture Capital GmbH & Co. Fonds KG	1.870	40.537	8.277	5.926
TransConnect Unternehmensberatungs- und Beteiligungs AG	3.230	6.755	2.570	6.189	34.860
The Global Life Science Ventures Fonds II GmbH & Co. KG		45.606	17.358	31.035	114.060
The Global Life Science Ventures Fund II LP		35.474	13.501	24.139	88.717
Gilde Europe Food & Agribusiness Fund B.V.		81.080	30.858	55.174	194.028
BayTech Venture Capital GmbH & Co. KG		60.812	9.312	9.312	68.755
Coöperatieve AAC LS U.A.		54.049	14.070	33.575	95.866
KfW			22.973	11.324
Technologie Beteiligungsfonds Bayern II GmbH & Co. KG			13.513	6.659
OrbiMed Private Investments III, LP				183.438	621.577
OrbiMed Associates III, LP				1.747	5.375
Novo Nordisk A/S				92.593	103.296
Zydus					247.310
Totals	59.993	324.313	132.432	462.963	1.629.469

	2.609.170

8.

The Shareholders undertake, as amongst each other, as from the conclusion of this Investment Agreement and until the increase of the share capital under this Sec. 1 and the restated articles of association come into force and effect – to the extent that statutory provisions permit – to treat each other as if the restated articles of association had already come into force and effect on the conclusion of this Investment Agreement and the Investors had already acquired the new shares under Sec. 1 para. 2 above upon subscription, respectively. Thus, each of the Shareholders undertakes individually for himself vis-à-vis each of the Investors, as from the conclusion of this Investment

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Agreement, to put the Investors internally in such position as they each would be in, if they had acquired the financial rights (Vermögensrechte) and, to the extent legally permissible, the administrative rights (Verwaltungsrechte) under this Investment Agreement, the CSA 2014 and the restated articles of association resulting from the new shares under Sec. 1 para. 2 above upon subscription, respectively. Should the Commercial Register make valid objections to the increase of the share capital or the restatement of the articles of association, the Shareholders undertake, as amongst each other, to remove such objections without undue delay by way of adopting the necessary resolutions in one or more shareholders’ meetings of the Company to be held as soon as possible so that the purpose and intention of the provisions objected to can be achieved to the maximum permissible extent.

9.	In the Shareholders’ Meeting under Sec. 1 para. 1 above, the Existing Shareholders shall elect

a.	Mr. Chau Q. Khuong, as nominated by OrbiMed Private Investments III, LP pursuant to Sec. 16 para. 2 lit. a. of the CSA 2014;

b.	Mrs. Christina Takke, as jointly nominated by the holders of Preferred Shares Series B, Preferred Shares Series A-1 and Preferred Shares Series A pursuant to Sec. 16 para. 2 lit. b. of the CSA 2014; and

c.	Michael Richman, as nominated by all Shareholders pursuant to Sec. 16 para. 2 lit. c. of the CSA 2014 as members of the supervisory board for a term ending as of the end of the shareholders’ meeting resolving on the approval of the actions (Entlastung) of the supervisory board for the business year 2015 with effect as of the end of the Shareholders’ Meeting under Sec. 1 para. 1 above.

In the Shareholders’ Meeting under Sec. 1 para. 1 above, the Existing Shareholders shall furthermore terminate the appointment of

a.	Dr. Hans A. Küpper;

b.	Mr. Michael B. Sheffery;

c.	Prof. Arne Skerra; and

d.	Edwin de Graaf

as members of the supervisory board with effect as of the end of the Shareholders’ Meeting under Sec. 1 para. 1 above, unless the respective member of the supervisory board has submitted his resignation from office with same effect prior to such Shareholders’ Meeting.

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10.	The Parties are in agreement that no rights to anti-dilution protection under Sec. 1 of the Consolidated Shareholders’ Agreement 2012 dated November 12, 2012 shall exist with respect to the 2014 Financing Round. Each of the Preferred Shareholders hereby waives any and all rights to anti-dilution protection it might have under Sec. 1 of the Consolidated Shareholders’ Agreement 2012 dated November 12, 2012 with respect to the 2014 Financing Round; each of such waivers is hereby accepted by each of the other Parties.

Sec. 2

Second Tranche Capital Increase / Authorized Capital

1.	In the Shareholders’ Meeting, the Existing Shareholders shall resolve unanimously and with the votes of all Existing Shareholders to authorize the management board of the Company to increase the share capital of the Company up until June 30, 2015 with the consent of the supervisory board by up to EUR 234,877.00 in return for cash contributions by the issuance of up to further 234,877 new preferred shares series C (“Second Tranche”), each in registered form, which shall be issued as non-par value shares with a portion of the Company’s share capital (anteiliger Betrag des Grundkapitals) of EUR 1.00 each (“Authorized Capital”). The further preferred shares series C shall be issued for the amount of EUR 1.00 per new share (total issue price). The further preferred shares series C shall have the right to participate in profits as from the beginning of the year of their issuance. The further preferred shares series C under this Sec. 2 shall have the same preferential rights as the preferred shares series C under Sec. 1 above. The statutory subscription rights of the shareholders of the Company shall be excluded. The Authorized Capital shall only be used for the purpose provided in this Sec. 2.

2.	The management board with the consent of the supervisory board shall in particular be entitled (i) to invite in its free discretion one or more persons, including Shareholders and/or third parties, (“Subsequent Investors”) to subscribe for and to take over all or part of the further preferred shares series C by way of utilizing the Authorized Capital and (ii) to exclude the statutory subscription rights of the shareholders of the Company to the extent necessary for the grant of the subscription rights to such Subsequent Investors.

3.

Subsequent Investors, who are not already party to this Investment Agreement, are required to accede (beitreten) to (i) this Investment Agreement and the CSA 2014, substantially in the form of the joinder commitment attached

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hereto as Exhibit 2.3-1, and (ii) the Arbitration Agreement thereto, substantially in the form of the joinder commitment attached hereto as Exhibit 2.3-2, (jointly “Joinder”) before being entitled to participate in the Second Tranche. The Joinder shall (i) ensure that each of the Subsequent Investors has the rights and duties of an Investor, a Holder of Preferred Shares Series C, a Preferred Shareholder, a Shareholder and a Party under this Investment Agreement and the CSA 2014 and (ii) specify the number of new preferred shares series C to be subscribed for by the respective Subsequent Investor. Subsequent Investors who are already party to this Investment Agreement shall specify the number of new preferred shares series C they wish to subscribe for pursuant to this Sec. 2 by way of a subscription statement, substantially in the form as attached hereto as Exhibit 2.3-3 (“Subscription Declaration”). The respective Joinder or Subscription Declaration must be submitted to the Company no later than March 31, 2015, whereby the relevant time shall be the receipt by the Company.

4.	Each of the Parties hereby expressly consents to, and hereby offers, the accession of the Subsequent Investors to this Investment Agreement, the CSA 2014 and the Arbitration Agreement and waives the requirement of being notified of such accession (Verzicht auf den Zugang der Beitrittserklärung gemäß § 151 Satz 1 BGB).

5.	Regarding such capital increase out of the Authorized Capital, each of the Subsequent Investors undertakes individually for himself vis-à-vis each of the Shareholders upon submission of his Joinder or Subscription Declaration, respectively, to subscribe and to take over the new preferred shares series C to the extent as stated in his Joinder or Subscription Declaration and to pay in full and in cash the respective aggregate amount of the total issue price of EUR 1.00 per newly issued preferred share series C subscribed by them out of the Authorized Capital, respectively, within ten bank working days in Frankfurt/Main, Germany after subscription, to a special account of the Company for the increase of capital named by the Company. Payments shall be made exclusively to this special account. The subscriptions shall only become non-binding, if the consummation (Durchführung) of the share capital increase has not been registered in the Commercial Register within six months after the date of the resolution of the management board to utilize the Authorized Capital, in which case the Subsequent Investors shall have the (additional) right to request the renewal of the increase of share capital and the subscription. The Company will pass the necessary resolutions based on the conditions provided herein.

6.

Each of the Shareholders undertakes individually for himself vis-à-vis each other Shareholder, to do or cause to be done everything necessary or appropriate to implement the measures agreed in this Sec. 2. In particular, the

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Shareholders hereby already and irrevocably (i) transfer all their rights for the subscription of further preferred shares series C according to this Sec. 2 to which they are entitled to and (ii) waive any and all potential anti-dilution and subscription rights they might have according to law, the articles of association or the CSA 2014 with regard to the issuance of further preferred shares series C according to this Sec. 2. Such waivers are hereby accepted by the respective other Parties.

7.	The management board shall be authorized to determine the further details of the share capital increase pursuant to this Sec. 2 and its consummation with the consent of the supervisory board. The supervisory board shall be authorized to amend the version of the articles of association of the Company after the full or partial consummation of the share capital increase under this Sec. 2 and/or the expiry of the authorization accordingly.

Sec. 3

Non-Statutory Payments and Contributions to the Capital Reserves; Call Option

1.	Subject to the deductions provided for in Sec. 6 para. 2 below, the Holders of Preferred Shares Series C undertake individually for themselves vis-à-vis each of the Shareholders, but not vis-à-vis the Company, to render, in addition to the aggregate amount of the total issue price of EUR 1.00 for each new preferred share series C subscribed by them in the First Tranche under Sec. 1 above, respectively, further payments and contributions into the capital reserves of the Company pursuant to § 272 para. 2 no. 4 German Commercial Code (“HGB”) as follows:

a.

Subject to the deductions provided for in Sec. 6 para. 2 below, OrbiMed Private Investments III, LP shall make cash payments in the amount of EUR 1,198,402; provided, however, that OrbiMed Private Investments III, LP shall be entitled to deduct the amounts paid by it on account of the aggregate amount of the total issue price of EUR 1.00 per newly issued preferred share series C to be issued to and subscribed for and taken over by the Lenders pursuant to Sec. 1 para. 4 above from the further payments into the capital reserves of the Company under this Sec. 3. Irrespective of such deduction, any amounts deducted from the further payments into the capital reserves of the Company under the preceding sentence shall be treated as fully rendered by OrbiMed Private Investments III, LP to the Company for all purposes of this Investment Agreement and the CSA 2014. For the avoidance of doubt: After full payment of the amounts

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to be paid by OrbiMed Private Investments III, LP on account of the aggregate amount of the total issue price of EUR 1.00 per newly issued preferred share series C to be issued to and subscribed for and taken over by the Lenders pursuant to Sec. 1 para. 4 above, the remainder to be rendered to the capital reserves under this lit. a. amounts to EUR 546,810;

b.	Subject to the deductions provided for in Sec. 6 para. 2 below, OrbiMed Associates III, LP shall make cash payments in the amount of EUR 11,958;

c.	Zydus shall make cash payments in the amount of EUR 1,245,227;

d.	TransConnect Unternehmensberatungs- und Beteiligungs AG shall make cash payments in the amount of EUR 12,937;

e.	BayTech Venture Capital GmbH & Co. KG shall make cash payments in the amount of EUR 106,245;

f.	Each of the Lending Shareholders shall assign to the Company its Repayment Claims (including, for the avoidance of doubt, any and all interest accrued on the corresponding Convertible Loans) and shall waive vis-à-vis the Company any and all claims out of or in connection with the Loan Agreements and the corresponding Convertible Loans, it being understood that a portion of such assignments by the Lenders, in each case equal to the amount set forth in the table in Sec. 1 para. 4 above, shall be rendered by the Lenders on behalf of and to the benefit of OrbiMed Private Investments III, LP.

2.	The cash payments into the capital reserves of the Company pursuant to para. 1 lit. a. to lit. e. above shall become due for payment in full to the Special Account within ten bank working days in Frankfurt am Main, Germany after the consummation of the First Tranche and the restated articles of association under Sec. 1 para. 1 above have been registered in the Commercial Register and a corresponding receipt of a notification from the Company in writing, by telefax or e-mail, provided (i) that no insolvency proceedings have been commenced with respect to the Company and/or its assets and that no indisputable application to commence insolvency proceedings is pending, (ii) the payment of Zydus pursuant to para. 1 lit. c. shall not become due until allotment of an unique identification number (“UIN”) by the competent authority in India or the lapse of such requirement, and (iii) by way of a condition precedent (aufschiebende Bedingung) that the cash payments into the capital reserves of the Company pursuant to para. 1 lit. a. to lit. e. above shall become due for payment only after the passing of the resolutions of the Shareholders’ Meeting set forth in Sec. 1 para. 9 and Sec. 2 paras. 1, 2 and 7 above. Zydus shall use its reasonable best efforts to achieve the allotment of the UIN as soon as practicable and shall inform the Company thereof without undue delay.

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3.	The assignments to the Company and the waivers vis-à-vis the Company pursuant to para. 1 lit. f. above shall become due in full within ten bank working days in Frankfurt am Main, Germany after receipt of a notification from the Company in writing, by telefax or e-mail that the Company has received the cash payments into the capital reserves of the Company pursuant to para. 1 lit. a. to lit. e. above.

4.	Each of the Lenders severally not jointly (teilschuldnerisch) shall indemnify, defend and hold harmless (freistellen) OrbiMed Private Investments III, LP from and against any losses, claims, damages, demands, actions, taxes, liabilities or expenses arising as a result of OrbiMed Private Investments III, LP paying the amounts set forth in Sec. 1 para. 4 above on account of the aggregate amount of the total issue price of EUR 1.00 per newly issued preferred share series C to be issued to and subscribed for and taken over by the Lenders under Sec. 1 para. 2 above on behalf of and to the benefit of the Lenders.

5.	Each of the Subsequent Investors undertakes individually for himself vis-à-vis each Shareholder, but not vis-à-vis the Company, to render, in addition to the aggregate amount of the total issue price of EUR 1.00 for each new preferred share series C subscribed by him in the Second Tranche under Sec. 2 above, further payments into the capital reserves of the Company pursuant to § 272 para. 2 no. 4 German Commercial Code (HGB) in cash in the amount of EUR 5.0373 (equal to USD 6.75) per share subscribed by him in the Second Tranche. These further payments into the capital reserves of the Company shall become due for payment in full to the Special Account within ten bank working days in Frankfurt/Main, Germany after receipt of a notification by the respective Subsequent Investor from the Company in writing, by telefax or e-mail that the consummation of the respective portion of the Second Tranche has been registered in the Commercial Register.

6.	The obligations of the Investors, Lending Shareholders and Subsequent Investors to render further payments and contributions into the capital reserves of the Company pursuant to this Sec. 3 shall exist only on the basis of a contractual agreement among the Shareholders and the Investors, Lending Shareholders and Subsequent Investors, but not vis-à-vis the Company. The Company itself shall not be a party to this Sec. 3 and shall not be entitled to demand the payments and contributions pursuant to this Sec. 3. This Sec. 3 shall not constitute an agreement in favour of third parties (kein Vertrag zugunsten Dritter). The claims under this Sec. 3 cannot be assigned.

7.	Zydus hereby irrevocably offers the other Shareholders to transfer and assign for free, i.e. without consideration, 83.43 % of the new preferred shares

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series C subscribed for by it pursuant to Sec. 1 para. 2, i.e. 206,331 new preferred shares series C (“Option Shares”) to such other Shareholders on a pro rata basis (“Offer”). Acceptance of the Offer by the respective Shareholders shall be possible only if Zydus (i) does not receive the UIN and (ii) does not render the payments into the capital reserves of the Company pursuant to para. 1 lit. c. within six (6) months following the date of this Agreement (“Longstop Period”); the Longstop Period can be extended with the approval of the Investor Majority. Acceptance of the Offer must be made in writing to Zydus by the other Shareholders and shall always only be effective in the number of Option Shares to which the respective Shareholder is entitled to. Zydus and the other Shareholders hereby agree to the assignment (Abtretung) of the Option Shares the transfer of which has been accepted in accordance with this para. 7. Following acceptance of the Offer the Option Shares shall be converted to common shares of the Company.

Sec. 4

Use of Proceeds

The proceeds from the 2014 Financing Round shall be used to fund working capital needs, capital expenditures and general corporate purposes of the Company in accordance with the then-current budget of the Company, as adapted and modified with the approval of the supervisory board from time to time.

Sec. 5

Representations and Warranties

1.	Stephen Yoder in his capacity as member of the management board of the Company gives, within the meaning and with the legal consequences set forth in this Sec. 5, unless otherwise stated regardless of fault or negligence (ohne Rücksicht auf Verschulden), the representations and warranties which are in detail included in Exhibit 5.1 to this Investment Agreement, subject to the provisions of this Sec. 5, to each of the Holders of Preferred Shares Series C.

2.

The representations and warranties within the meaning of this Investment Agreement and Exhibit 5.1 hereto and the right to demand damages in relation thereto constitute a special agreement negotiated and agreed upon between the Parties specifically for the purposes of this 2014 Financing Round in accordance with § 311 para. 1 German Civil Code (BGB); accordingly, unless

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otherwise stated, claims for damages under this Sec. 5 do not require intent or negligence (Vorsatz oder Fahrlässigkeit) of Stephen Yoder. Further, the representations and warranties within the meaning of this Investment Agreement and Exhibit 5.1 hereto are subject to all the limitations set forth in this Investment Agreement and Exhibit 5.1 hereto, in particular, any limitation set forth in the respective statement contained in Exhibit 5.1 hereto and the limitations on damages set forth in this Sec. 5. The Parties agree that none of the representations and warranties contained in this Investment Agreement and Exhibit 5.1 hereto constitutes a guarantee with respect to the quality of the object of sale (Garantie für die Beschaffenheit der Sache) within the meaning of § 443 and § 444, 2nd alternative BGB. The legal consequences of a possible violation of the representations and warranties shall be determined exclusively pursuant to this Sec. 5. The Parties further agree that the provisions of §§ 434 through 453 BGB relating to defects in quality or in title shall not apply to any representation or warranty contained in this Investment Agreement or Exhibit 5.1 hereto. §§ 377 et seq. HGB shall not apply.

3.

In the event that the representations and warranties set forth in Exhibit 5.1 hereto are not fully true and correct, then the Shareholders to the exclusion of other remedies shall resolve in favor of an increase of the Company’s share capital (hereinafter referred to as the “Compensatory Share Capital Increase”) upon the demand of one or more of the Holders of Preferred Shares Series C. The Compensatory Share Capital Increase shall be resolved and completed without undue delay after the demand by any of the Holders of Preferred Shares Series C. Each of the Holders of Preferred Shares Series C individually may request his participation in the Compensatory Share Capital Increase without being obliged to do so. As part of the Compensatory Share Capital Increase, the Holders of Preferred Shares Series C, who request this, shall be invited, to the exclusion of the other Shareholders’ subscription rights, to subscribe to additional preferred shares series C in return for cash contributions at the portion of the Company’s share capital attributable to one share (anteiliger Betrag des Grundkapitals) without premium or other contributions into the capital reserves of the Company, by means of which the Holders of Preferred Shares Series C shall receive such participation in the Company’s share capital as they each would have held, if they had invested the funds committed under this Investment Agreement (including, for the avoidance of doubt, the respective Repayment Claims) and the additional funds provided in the Compensatory Share Capital Increase from the start at the Reduced Valuation (as defined below), thereby applying a discount on the Reduced Valuation with respect to the conversion of the Convertible Loans as provided in the Loan Agreements. The “Reduced Valuation” shall be equal to a pre-money valuation of the Company

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fully-diluted of EUR 11,194,029 (equaling USD 15,000,000) after the conversion of the first EUR 3,000,000 of the Convertible Loans advanced to the Company prior to September 4, 2014 into new preferred shares series C less the amount of all damages arising as a result of all breaches of the representations and warranties; provided, however, that the Reduced Valuation in no event shall be less than EUR 6,000,000 (equaling USD 8,040,000). Each of the Shareholders undertakes individually for himself vis-à-vis each Holder of Preferred Shares Series C, to do or cause to be done everything necessary to implement the Compensatory Share Capital Increase. Thus, the Shareholders undertake in particular to co-operate in the Compensatory Share Capital Increase as described by exercising their voting rights in the shareholders’ meetings of the Company and in the special resolutions of the different classes of shares accordingly, and to waive the subscription rights to which they are entitled for the subscription to new shares to the extent described. Stephen Yoder shall be obliged to pay to the Holders of Preferred Shares Series C in cash an amount equal to the portion of the Company’s share capital attributable to one share required for the Holders of Preferred Shares Series C to pay the total issue price of the additional shares issued in the Compensatory Share Capital Increase; provided, however, that this liability shall, except in case of an intentional breach of the representations and warranties, be limited to EUR 25,000, among the Holders of Preferred Shares Series C pro rata to the number of preferred shares series C held by them, respectively. If the Parties cannot agree on the Reduced Valuation within two calendar weeks after any of the Holders of Preferred Shares Series C has demanded a Compensatory Share Capital Increase, then the Reduced Valuation shall be determined by an independent auditor to be appointed as arbitration expert (Schiedsgutachter) by the Shareholders with a simple majority of capital of all shares in the Company and a simple majority of capital of all preferred shares series C. If the Shareholders have not so appointed an arbitration expert within two weeks after the request of any Shareholder to do so, the arbitration expert shall be appointed by the Industrie- und Handelskammer für München und Oberbayern. The determination by the arbitration expert shall be final and binding on all Parties. The costs of the arbitration expert and the Industrie- und Handelskammer für München und Oberbayern, if any, shall be borne by the Parties applying §§ 91 et seq. ZPO (German Code of Civil Procedure) mutatis mutandis.

4.	Claims for damages under this Sec. 5 may only be brought, if the aggregate loss arising as a result of all breaches of the representations and warranties exceeds the amount of EUR 100,000; if this limit is exceeded, then the entire loss arising (and not only the excess) shall be replaced in accordance with Sec. 5 para. 3 above.

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5.	All claims to which the Holders of Preferred Shares Series C may be entitled under this Sec. 5 shall be barred under the statute of limitations (verjähren) after September 1, 2016; provided, however, that claims which relate to representations and warranties in connection with public law charges (taxes, customs, duties, social security contributions) in the business operations of the Company (including the representation and warranty that sufficient reserves have been created for such risks), shall be barred under the statute of limitations six months after the respective notice of assessment of the tax authority or the social security institution fixing an additional public law charge becomes binding (formelle und materielle Bestandskraft). The statute of limitations is interrupted in respect of an alleged misrepresentation or breach of warranties at the time of the receipt of a written instrument describing in reasonable detail the facts on which such alleged misrepresentation or breach is based by Stephen Yoder. The statute of limitations under this para. 5 shall not apply to claims based on willful misconduct (Vorsatz).

6.	The claims of the Holders of Preferred Shares Series C under this Sec. 5 shall be the exclusive remedy of the Holders of Preferred Shares Series C for any breach of the representations and warranties included in Exhibit 5.1 to this Investment Agreement and override any claims of the Holders of Preferred Shares Series C based on any other legal basis relating to representations and warranties, including, but not limited to (i) claims pursuant to § 433 para. 1 sentence 2, § 434 et seq. BGB, § 311 para. 2 No. 1, §§ 275 et seq. and § 280 BGB, and (ii) the right to terminate, cancel, rescind (zurücktreten) and/or void (anfechten) this Investment Agreement, in particular for any incorrectness or incompleteness of the representations and warranties or based upon them or for defects in substance or in title or for breach of contractual or pre-contractual protection duties (Schutzpflichten). All such other rights shall be excluded, provided that remedies to which any Party may be entitled to with respect to any willful or deliberate (vorsätzlich) material breach of this Investment Agreement shall remain unaffected.

Sec. 6

Transaction Costs

1.	Each of the Parties shall bear its own legal and other costs and expenses in connection with the 2014 Financing Round, provided that the Company shall also bear the following external costs and expenses in connection with the 2014 Financing Round as costs for the provision of further capital:

a.	The reasonable external legal and other costs and expenses of OrbiMed Private Investments III, LP and OrbiMed Associates III, LP (jointly “OrbiMed”) in connection with the 2014 Financing Round up to a maximum amount of EUR 50,000 plus VAT (if any) upon presentation of corresponding invoices;

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b.	The legal fees of Orrick, Herrington & Sutcliffe LLP in connection with the 2014 Financing Round; and

c.	Notary and court costs and similar expenses associated with the consummation of the 2014 Financing Round as well as all transaction taxes, if any.

2.	All payments pursuant to this Sec. 6 shall be made within two weeks after invoicing. OrbiMed shall be entitled to reimbursement of costs and expenses to the extent that these costs and expenses shall be borne by the Company pursuant to para. 1 above and shall be entitled to deduct such amounts from the further payments into the capital reserves of the Company under Sec. 3 para. 1 a. and b. above. Irrespective of such deduction, any amounts deducted from the further payments into the capital reserves of the Company under the preceding sentence shall be treated as fully rendered by OrbiMed to the Company for all purposes of this Investment Agreement and the CSA 2014.

Sec. 7

Final Provisions

1.	Each of the Investors shall be entitled to transfer its rights and obligations under this Investment Agreement together with the shares to which such rights and obligations relate in whole or in part to other Investors or to other companies, provided that these companies in each case are affiliated with the transferring Investor within the meaning of § 15 AktG. In addition, each of the Investors shall be entitled to transfer its rights and obligations under this Investment Agreement together with the shares to which such rights and obligations relate in whole or in part to other investment companies or equity funds whose business is managed or which are advised by the transferring Investor, a company affiliated with the transferring Investor within the meaning of § 15 AktG, a general partner or a management company of the transferring Investor. This para. 1 shall not apply to the transfer to a portfolio company of the respective Investor.

2.	Each of the Shareholders undertakes individually for himself vis-à-vis each other Shareholder, to impose on his individual legal successors, if any, the rights and obligations arising under this Investment Agreement in such a way, that his individual legal successors are bound by the rights and obligations under this Investment Agreement as if they had themselves undertaken these rights and obligations. This shall also apply to the obligation undertaken in this para. 2 to impose the rights and obligations under this Investment Agreement on any individual legal successors.

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3.	The Investors, Shareholders or Subsequent Investors, respectively, are entitled to the rights attributed to the Investors, Shareholders or Subsequent Investors, as applicable, under this Investment Agreement to the exclusion of any joint entitlement, i.e. in such a way that each of the Investors, Shareholders or Subsequent Investors, respectively, may each individually exercise the rights to which they are entitled, unless otherwise expressly provided. Joint and several liability (gesamtschuldnerische Haftung) of the Investors, Shareholders or Subsequent Investors, respectively, shall be excluded, in particular without limitation for the total issue price of the new preferred shares series C under Secs. 1 and 2 above and the further payments and contributions into the capital reserves of the Company under Sec. 3 above.

4.	Amendments and additions to this Investment Agreement must be made in writing to be effective, to the extent that notarization is not required. This shall also apply to a waiver of the written form requirement.

5.	Should individual terms of this Investment Agreement be or become invalid or unenforceable or if this Investment Agreement contains gaps, this shall not affect the validity of the remaining terms of this Investment Agreement or the CSA 2014. In place of the invalid, unenforceable or missing term, such valid term which the Parties would reasonably have agreed, had they been aware at the conclusion of this Investment Agreement that the relevant term was invalid, unenforceable or missing, shall be deemed to have been agreed. Should a term of this Investment Agreement be or become invalid because of the scope or time of performance for which it provides, then the agreed scope or time of performance shall be amended to correspond with the extent legally permitted. The Parties are aware of the German Federal Supreme Court’s (Bundesgerichtshof) case-law, whereby a severability clause merely reverses the burden of proof. However, it is the Parties’ express intention to maintain the validity of the remaining provisions at all events and thus to exclude the applicability of § 139 German Civil Code (BGB) as a whole.

6.	Prior to any announcement, the Company and the Investors shall agree upon the form and contents of any press release with respect to the 2014 Financing Round.

7.	This Investment Agreement is governed by and shall be construed in accordance with the laws of the Federal Republic of Germany, without regard to its provisions of private international law and excluding the UN Sales Convention (CISG).

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8.	To the extent legally permissible, place of venue and performance shall be Munich, Germany. All disputes arising out of or in connection with this Investment Agreement shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law and according to the Arbitration Agreement enclosed as Exhibit 7.8. This shall include disputes regarding the validity, the performance or the termination of this Investment Agreement in whole or in part including possible amendments of the same. The place of arbitration is Munich, Germany. The arbitration tribunal consists of three arbitrators. The language of the arbitration proceedings is English.

9.	The Exhibits to this Investment Agreement are an essential part of it. The headings in this Investment Agreement only serve for a better orientation and are of no significance for the contents and interpretation of this Investment Agreement. Explanations in a provision or Exhibit to this Investment Agreement are also deemed to be listed for purposes of all other provisions or Exhibits.

10.	German definitions in this document shall take precedence over the respective English terms.

Munich, October 10, 2014

/s/ i.V. Th. Strassner /s/ Hans Küpper	/s/ i.V. Th. Strassner
Pieris AG (represented by the management board and the supervisory board)	Prof. Skerra Beteiligungsgesellschaft mbH

/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
Dr. Steffen Schlehuber	Claus Schalper

/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
Dr. Karsten Schürrle	MAPO Beteiligungsgesellschaft mbH

/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
BioM Aktiengesellschaft Munich BioTech Development	BioM Venture Capital GmbH & Co. Fonds KG

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/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
TransConnect Unternehmensberatungs- und Beteiligungs AG	The Global Life Science Ventures Fonds II GmbH & Co. KG

/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
The Global Life Science Ventures Fund II Limited Partnership	Gilde Europe Food & Agribusiness Fund B.V.

/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
BayTech Venture Capital GmbH & Co. KG	Coöperatieve AAC LS U.A.

/s/ Jiang Bian	/s/ i.V. Th. Strassner
KfW	Technologie Beteiligungsfonds Bayern II GmbH & Co. KG

/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
OrbiMed Private Investments III, LP	OrbiMed Associates III, LP

/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
Novo Nordisk A/S	Cadila Healthcare Ltd.

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Table of Exhibits to the Investment Agreement

Exhibit A	Existing Shareholders

Exhibit B	Investors / Holders of Preferred Shares Series C

Exhibit C	CSA 2014

Exhibit 1.1	Restated Articles of Association

Exhibit 2.3-1	Joinder of Subsequent Investor to the Investment Agreement and the CSA 2014

Exhibit 2.3-2	Joinder of Subsequent Investor to the Arbitration Agreement

Exhibit 2.3-3	Subscription Declaration

Exhibit 5.1	Representations and Warranties

Exhibit 7.8	Arbitration Agreement

Exhibits to Representations and Warranties

Exhibit 5.1.B.1	Audited financial statements as of December 31, 2013

Exhibit 5.1.B.2	Unaudited interim statements as of August 31, 2014

Exhibit 5.1.D.2	Litigation

Exhibit 5.1.D.3	IP

Exhibit 5.1.D.4	Material Contracts

Exhibit 5.1.E	Employees

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Exhibit A

1.	Prof. Skerra Beteiligungsgesellschaft mbH, Max-Lehner-Straße 19, 85354 Freising, Germany

2.	Dr. Steffen Schlehuber, In den Kappesgärten 22, 67152 Ruppertsberg, Germany

3.	Claus Schalper, Kaiser-Ludwig-Platz 1, 80336 Munich, Germany

4.	Dr. Karsten Schürrle, Palmstraße 7, 60316 Frankfurt a.M., Germany

5.	MAPO Beteiligungsgesellschaft mbH, Hubertusweg 34, 85540 Haar, Germany

6.	BioM Aktiengesellschaft Munich BioTech Development, Am Klopferspitz 19 a, 82152 Planegg-Martinsried, Germany

7.	BioM Venture Capital GmbH & Co. Fonds KG, Am Klopferspitz 19 a, 82152 Planegg-Martinsried, Germany

8.	TransConnect Unternehmensberatungs- und Beteiligungs AG, Prinzregentenstraße 56, 80538 Munich, Germany

9.	The Global Life Science Ventures Fonds II GmbH & Co. KG, Von-der-Tann-Straße 3, 80539 Munich, Germany

10.	The Global Life Science Ventures Fund II Limited Partnership, PO Box 431, Alexander House,13-15 Victoria Road, St. Peter Port, Guernsey, G41 3ZD

11.	Gilde Europe Food & Agribusiness Fund B.V., Newtonlaan 91, 3584 BP Utrecht, The Netherlands

12.	Coöperatieve AAC LS U.A., Gooimeer 2-35, P.O. Box 5187, 1410 AD Naarden, The Netherlands

13.	BayTech Venture Capital GmbH & Co. KG, Herzog-Heinrich-Straße 22, D-80336 Munich, Germany

14.	KfW, Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany

15.	Technologie Beteiligungsfonds Bayern II GmbH & Co. KG, Ländgasse 135a, 84028 Landshut, Germany

16.	OrbiMed Private Investments III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA;

17.	OrbiMed Associates III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA;

18.	Novo Nordisk A/S, Novo Allé, 2880 Bagsværd, Denmark.

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Exhibit B

1.	OrbiMed Private Investments III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA

2.	OrbiMed Associates III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA

3.	Cadila Healthcare Ltd., Zydus Tower, Satellite Cross Roads, Ahmedabad - 380 015, India

4.	Novo Nordisk A/S, Novo Allé, 2880 Bagsværd, Denmark

5.	TransConnect Unternehmensberatungs- und Beteiligungs AG, Prinzregentenstraße 56, 80538 Munich, Germany

6.	BioM Aktiengesellschaft Munich BioTech Development, Am Klopferspitz 19 a, 82152 Planegg-Martinsried, Germany

7.	The Global Life Science Ventures Fonds II GmbH & Co. KG, Von-der-Tann-Straße 3, 80539 Munich, Germany

8.	The Global Life Science Ventures Fund II Limited Partnership, PO Box 431, Alexander House,13-15 Victoria Road, St. Peter Port, Guernsey, G41 3ZD

9.	Gilde Europe Food & Agribusiness Fund B.V., Newtonlaan 91, 3584 BP Utrecht, The Netherlands

10.	BayTech Venture Capital GmbH & Co. KG, Herzog-Heinrich-Straße 22, D-80336 Munich, Germany

11.	Coöperatieve AAC LS U.A., Gooimeer 2-35, P.O. Box 5187, 1410 AD Naarden, The Netherlands

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Exhibit C

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Exhibit 1.1

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Exhibit 2.3-1

Joinder

to the

Pieris AG

INVESTMENT AGREEMENT and CSA 2014

dated              2014

On October 10, 2014, Pieris AG (“Company”) closed the 2014 Financing Round. To this end, the shareholders of the Company, the Company and further parties have entered into an investment agreement Pieris AG, Freising, Germany dated October 10, 2014 (“Investment Agreement”) and a consolidated shareholders’ agreement 2014 Pieris AG, Freising, Germany dated October 10, 2014 (“CSA 2014”). Capitalized terms used but not defined herein shall have the same meaning as given to them in any definitions in the Investment Agreement and/or the CSA 2014.

Pursuant to Sec. 2 of the Investment Agreement, the undersigned

[insert name and address of Subsequent Investor]

hereby becomes a party to the Investment Agreement and the CSA 2014 with the rights and duties of a Subsequent Investor, an Investor, a Holder of Preferred Shares Series C, a Preferred Shareholder, a Shareholder and a Party. To the extent that the Investment Agreement and/or the CSA 2014 refer to “Subsequent Investor(s)” and / or “Investor(s)” and / or “Holder(s) of Preferred Shares Series C” and / or “Preferred Shareholder(s)” and / or “Shareholder(s)” and / or “Party” / “Parties”, this shall encompass                      [insert name of Subsequent Investor] as well.

The total investment of                      [insert name of Subsequent Investor] under the Investment Agreement amounts to

EUR         .

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Thus,                      [insert name of Subsequent Investor] will subscribe and take over                  new preferred shares series C in registered form under Sec. 2 of the Investment Agreement for the amount of EUR 1.00 per new preferred share series C, and moreover render further payments into the capital reserves of the Company pursuant to § 272 para. 2 No. 4 HGB in cash in the amount of EUR 5.0373 (equaling approx. USD 6.75) per new preferred share series C pursuant to Sec. 3 paras. 5 and 6 of the Investment Agreement.

[place], [date]

([insert name of Subsequent Investor])

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Exhibit 2.3-2

Joinder

to the

Pieris AG

ARBITRATION AGREEMENT

dated              2014

On October 10, 2014, Pieris AG (“Company”) closed the 2014 Financing Round. To this end, the shareholders of the Company, the Company and further parties have entered into an investment agreement Pieris AG, Freising, Germany dated October 10, 2014 (“Investment Agreement”), a consolidated shareholders’ agreement 2014 Pieris AG, Freising, Germany dated October 10, 2014 (“CSA 2014”) and an arbitration agreement of even date (“Arbitration Agreement”). Capitalized terms used but not defined herein shall have the same meaning as given to them in any definitions in the Investment Agreement and/or the CSA 2014 and/or the Arbitration Agreement.

On the day hereof, the undersigned

[insert name and address of Subsequent Investor]

joined and became a party to the Investment Agreement and the CSA 2014 by submission of a separate joinder commitment with the rights and duties of a Subsequent Investor, an Investor, a Holder of Preferred Shares Series C, a Preferred Shareholder, a Shareholder and a Party.

The undersigned

[insert name and address of Subsequent Investor]

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hereby becomes also a party to the Arbitration Agreement.

Thus, place of venue and performance with regard to all disputes arising out of the Investment Agreement and the CSA 2014 shall, to the extent legally permissible, be Munich, Germany. All disputes arising out of or in connection with the Investment Agreement and/or the CSA 2014 shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. This shall include disputes regarding the validity, the performance or the termination of the Investment Agreement and/or the CSA 2014 in whole or in part including possible amendments of the same. The place of arbitration is Munich, Germany. The arbitration tribunal consists of three arbitrators. The language of the arbitration proceedings is English.

[place], [date]

([insert name of Subsequent Investor])

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Exhibit 2.3-3

Declaration to Subscribe for Further New Shares (2nd Tranche)

of

Pieris AG

On October 10, 2014, Pieris AG (“Company”) closed the 2014 Financing Round, and the shareholders of the Company, the Company and further parties have entered into an investment agreement Pieris AG, Freising, Germany dated October 10, 2014 (“Investment Agreement”) and a consolidated shareholders’ agreement 2014 Pieris AG, Freising, Germany dated October 10, 2014 (“CSA 2014”). Capitalized terms used but not defined herein shall have the same meaning as given to them in any definitions in the Investment Agreement and/or the CSA 2014.

Pursuant to Sec. 2 of the Investment Agreement, the undersigned

[insert name and address of Investor]

hereby agrees to invest in the course of the Second Tranche under the Investment Agreement a further amount of

EUR         .

Thus,                      [insert name of Investor] will subscribe and take over                      further new preferred shares series C in registered form under Sec. 2 of the Investment Agreement for the amount of EUR 1.00 per new preferred share series C, and moreover render further payments into the capital reserves of the Company pursuant to § 272 para. 2 No. 4 HGB in cash in the amount of EUR 5.0373 (equaling approx. USD 6.75) per new preferred share series C subscribed under Sec. 2 of the Investment Agreement pursuant to Sec. 3 paras. 5 and 6 of the Investment Agreement.

[place], [date]

([insert name of Investor])

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Exhibit 5.1

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Exhibit 7.8

Arbitration Agreement

With regard to all disputes arising out of the Investment Agreement and the Consolidated Shareholders’ Agreement 2014 both dated October 10, 2014 of Pieris AG, Lise-Meitner-Straße 30, 85354 Freising, Germany, the Parties agree on the following arbitration clause:

Place of venue and performance shall, to the extent legally permissible, be Munich, Germany. All disputes arising out of or in connection with the Investment Agreement and/or the Consolidated Shareholders’ Agreement 2014 shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. This shall include disputes regarding the validity, the performance or the termination of the Investment Agreement and/or the Consolidated Shareholders’ Agreement 2014 in whole or in part including possible amendments of the same. The place of arbitration is Munich, Germany. The arbitration tribunal consists of three arbitrators. The language of the arbitration proceedings is English.

Munich, October 10, 2014

/s/ Hans Küpper /s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
Pieris AG (represented by the management board and the supervisory board)	Prof. Skerra Beteiligungsgesellschaft mbH

/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
Dr. Steffen Schlehuber	Claus Schalper

/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
Dr. Karsten Schürrle	MAPO Beteiligungsgesellschaft mbH

/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
BioM Aktiengesellschaft Munich BioTech Development	BioM Venture Capital GmbH & Co. Fonds KG

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/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
TransConnect Unternehmensberatungs- und Beteiligungs AG	The Global Life Science Ventures Fonds II GmbH & Co. KG

/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
The Global Life Science Ventures Fund II Limited Partnership	Gilde Europe Food & Agribusiness Fund B.V.

/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
BayTech Venture Capital GmbH & Co. KG	Coöperatieve AAC LS U.A.

/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
KfW	Technologie Beteiligungsfonds Bayern II GmbH & Co. KG

/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
OrbiMed Private Investments III, LP	OrbiMed Associates III, LP

/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
Novo Nordisk A/S	Cadila Healthcare Ltd.

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